UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 18, 2008

THE CHILDREN’S PLACE RETAIL STORES, INC.
(Exact Name of Registrants as Specified in Their Charters)

Delaware
(State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Conditions.

On March 20, 2008, The Children’s Place Retail Stores, Inc. (the “Company”) issued a press release containing its fiscal 2007 fourth quarter and full year financial results.

A copy of the press release relating to the foregoing is attached hereto as Exhibit 99.1 and is incorporated in this Item 2.02 by reference.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On March 20, 2008, the Company announced that it expects to exit the Disney Store North America (“DSNA”) business conducted by its subsidiaries, Hoop Retail Stores, LLC and Hoop Canada, Inc. (collectively, “Hoop”). In connection with such exit, the Company currently estimates that it may incur pre-tax cash costs in the range of $50 million to $100 million, payable over a period of time. The Company is unable to make a determination at this time of the total amount of each type of cost included in the estimated range of expenses.

The Company expects that the above charges will result in future cash expenditures within its estimated range.

A copy of the press release relating to the foregoing is attached hereto as Exhibit 99.1.

Item 2.06	Material Impairments.

As a result of the Company’s previously announced strategic review of its operations, which included consideration of the exit from the DSNA business and the determination to cease construction of the building the Company had planned to use as its corporate headquarters (“Emerson Building”), the Company conducted an impairment test on the carrying amounts of the DSNA business and the Emerson Building. The impairment test indicated that the estimated values of the DSNA business and the Emerson Building were less than their respective carrying amounts; and, as a result, on March 18, 2008, the Audit Committee of the Board of Directors concluded that a material charge for impairment must be recognized to reduce the carrying amounts of these assets to their estimated fair values.

The Company currently estimates approximately $96.9 million in asset impairment charges, including $80.3 million in impairments related to the decision to exit the DSNA business, $14.8 in impairments related to the decision to cease construction of the Emerson Building, and $1.8 million of impairment related to 12 underperforming stores.

A copy of the press release relating to the foregoing is attached hereto as Exhibit 99.1.

Item 8.01	Other Events.

The Company disclosed on March 20, 2008, that it has decided to exit the DSNA business after a review of the operation, its potential for earnings growth, its capital needs and its ability to fund such needs from its own resources. The Company and Hoop are actively pursuing available alternatives for immediately implementing the exit from the DSNA business, including a possible disposition by Hoop of a substantial portion of the business or other means to terminate its operations. The Company and Hoop are in an advanced phase of discussions with The Walt Disney Company (“Disney”) regarding the terms under which Disney might regain ownership and control of approximately two-thirds of the existing stores operated by Hoop. Hoop and the Company intend to disclose the arrangements for exiting the DSNA business in the very near term.

The Company expects to incur costs associated with the exit and has recognized a material impairment in connection with the decision as described above in Items 2.05 and 2.06, respectively, of this current report on Form 8-K and in the press release attached as Exhibit 99.1 hereto.

The DSNA business is conducted by Hoop under a license agreement (the “License Agreement”) with TDS Franchising, LLC, an affiliate of Disney. Hoop recently received notices of several material breaches under the License Agreement. Hoop believes it has cured some of the asserted breaches and intends to cure or to assert defenses to other asserted breaches.

A copy of the press release relating to the foregoing is attached hereto as Exhibit 99.1.

Forward-Looking Statements

This Current Report on Form 8-K may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its reports on Forms 10-K and 10-Q. Risks and uncertainties relating to the exit of the DSNA business operations and other elements of the Company’s strategic review could also cause actual results, events and performance to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release issued by the Company dated March 20, 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2008
THE CHILDREN’S PLACE RETAIL STORES, INC.

	By:	/s/ Susan J. Riley
Name: Susan J. Riley Title: Executive Vice President, Finance and Administration